501 COMMERCE STREET, NASHVILLE, TN 37203

LEASE SUMMARY

Overview:

Tenant is considering relocating its Corporate Headquarters to the Nashville Metropolitan Area. Your project has been selected as a short list candidate for the headquarters project. Tenant contemplates creating a high density facility with approximately 1,250 seats in± 205,000 rentable square feet ("RSF''). The building/project of choice for Tenant must be built to accommodate these densities from an operational standpoint. Accordingly, features such as floor plate efficiency, power, HVAC, vertical transportation, bathrooms/fixture count and parking will all be carefully reviewed.
We are pleased to present this Final Proposal to you as agent for ownership of 501 Commerce Street ("Landlord") for consideration regarding the possible leasing of space by AllianceBernstein LP. or a subsidiary thereof ("Tenant") in the above-captioned building ("Building"). The following is not intended to be a list of all Lease terms, but is instead an outline of the major points to be agreed to by both Tenant and Landlord:

1.Tenant:
AllianceBernstein LP. or a subsidiary thereof ('Tenant"). If Tenant is a subsidiary of AllianceBernstein LP., AllianceBernstein LP. shall guaranty the Lease.

2.Building:
501 Commerce Street, Nashville, TN 37203

3.Landlord Name and Address:
The Landlord is OliverMcMillan Spectrum Emery, LLC, which is a single purpose entity. No other properties are owned by the same legal entity    ·

4.Management Company Name and Address:
The property management firm is OliverMcMillan, Inc. or an affiliated entity, who will have a property management
& engineering team located on-site at the Building.

5.Neighboring Developments:
Landlord is not aware of any developments planned within 100 yards of the Building site, with the exception of the other components of the overall Fifth + Broadway project, which are planned to be developed at the same time as the office Building and include approximately 235,000 square feet of retail, a 380 unit apartment building, and a renovation of the 190,000 square feet of conference center and event space at the Renaissance Hotel next door.

AB Response: Please provide additional schedule/milestones for the other components of Fifth and Broadway development project.

Completion dates for the other components of Fifth + Broadway are scheduled as follows:

a)    Public Garage* - Q4 2019
b)    Retail* - Q1 2020
c)    Residential - Q1 2020

*To be defined as the "Master Project" together with the office Building herein.

6.Premises:
Floors 19 through 25 (27,372 RSF each) and approximately 13,396 RSF on floor 18, totaling 205,000 RSF.

Within fifteen (15} months of execution of an LOI by Landlord and Tenant, Tenant shall have the right to increase or decrease the size of the Premises by up to one (1) full floor of contiguous space in full floor increments and at the same terms and conditions herein. If Tenant elects to reduce the Premises by one (1) full floor, the reduced floor shall be at the bottom of Tenant's stack.

Upon Final determination of the initial 181h floor Premises, Tenant expansion and contraction rights (both initial &
future) will be adjusted accordingly.

Landlord can offer storage space within the garage totaling approximately 2,865 RSF, ranging from approximately 438 RSF - 1,290 RSF at a rental rate of 25% of the agreed upon full service base rent, or equivalent, with 2.5% annual increases.

Landlord's understanding is that Tenant's architect has confirmed with Landlord's architect the measurement of the useable square footage used to determine the rentable square footage in the Premises. For purposes of Tenant's Lease, the Premises and the Building size shall not be subject to re-measurement for the remainder of the term.

The Building's useable square footage is measured using the Building Owners and Managers Association (BOMA} standard. Tenant's rentable square footage is then determined by using a single tenant floor add-on factor equal to 12% and a multi-tenant floor add-on factor equal to 18%.

Floor	Gross Area	Rentable Area	Useable Area	Permitted# of occupants
25	27,424	27,372	24,439	480
24	27,424	27,372	24,439	480
23	27,424	27,372	24,439	480
22	27,424	27,372	24,439	480
21	27,424	27,372	24,439	480
20	27,424	27,372	24,439	480
19	27,424	27,372	24,439	480
18*	27,424	27,372	24,439	480
*Numbers stated for floor 18 are for the entire floor; however, Tenant's RSF on floor 18 per the terms contained herein is 13,396.

7.Expansion Space:
(a)Landlord shall have the right to lease all or portions of floor seventeen {17) to third-party Tenant(s) for up to seven {7) years following the Commencement Date. Provided Tenant is not in Material Default after notice and cure, under the Lease and Tenant occupies not less than 60% of its initial Premises, Tenant shall have the option to lease, at Fair Market Value and co-terminus with Tenant's existing Premises, all or portions of the 17th floor as the third-party Leases expire between the fifth {5th) and eighth {8th) years of Tenant's Term. Further details to be defined in the Lease. The Base Rent for the Expansion Space shall be the then fair market rent. Landlord shall be required to provide all then market concessions in conjunction with any Expansion Space. Notwithstanding, if Tenant exercises its immediate expansion/contraction option as set forth in Paragraph 6, the floor number shall shift accordingly.

(b)Right of First Offer: Subject to existing tenant rights, Tenant is not in Material Default after notice and cure, under the Lease, and Tenant occupies not less than 60% of its initial Premises, Tenant shall have a Right of First Offer {"ROFO'') to lease all available space in the Building co-terminus with Tenant's existing Premises. When space becomes available in the Building either initially or following the expiration of a third-party tenant Lease, Landlord shall notify Tenant of the Fair Market Value {"FMV'') for the ROFO space. Further details to be defined in the Lease. The base rent for the ROFO Space shall be the then Fair Market Rent. Landlord shall be required to provide all then market concessions in conjunction with any expansion space.

So long as Tenant has at least five (5) years remaining in the Lease Term, Tenant's Lease of the ROFO space shall be co-terminus with the existing Premises but otherwise at the terms contained in Landlord's notice. Should less than five (5) years remain in the Lease Term, Tenant shall have the option to lease the ROFO space for either (i) the "market" lease term for new leases in comparable buildings in downtown Nashville or {ii) exercise Tenant's Renewal

Option and renew the Lease for the existing Premises, in which case the term for ROFO Space will match the renewed term for the existing Premises.

The ROFO space shall be delivered to Tenant in the then prevailing market conditions.

8.Building Sale:
If Landlord elects to sell the office Building independent of the entire mixed-used project, provided Tenant is not in Material Default beyond any applicable notice and cure period, and Tenant leases not less than 60% of the initial Premises, Tenant shall have a Right of First Offer ("ROFO'') to purchase the Building. Prior to offering the Building for sale to any other third party, Landlord shall notify Tenant of the terms and conditions upon which it would be willing to sell the Building to Tenant. Tenant shall accept or reject Landlord's offer upon written notice to Landlord within twenty (20) business days after Tenant's receipt of the ROFO notice from Landlord. Terms to be agreed upon in the Lease.

The Lease shall address mutually agreeable restrictions on a sale of the Building (or any component of the Master Project, as defined in Section 5) or interest therein prior to completion of Landlord's Work and the opening of the building for Tenant to conduct business and the completion of the development of the remaining portions of the Master Project.

9.Lease Term:
Fifteen (15) years from the expiration of the Free Rent Period (defined below).

The Lease shall commence on the earlier of (i) substantial completion of Tenant Improvements in the Premises or
(ii) two hundred seventy (270) days after Landlord's delivery of the Premises to Tenant, provided that Landlord has completed construction of the building and is open for business for the Tenant to conduct business and other aspects of the Master Project have been substantially completed. The "Free Rent Period" shall mean the period from the date Landlord delivers possession of the Premises to Tenant as required under the Lease (the "Delivery Date'') until the latest to occur (x) two hundred and seventy (270) days immediately following Landlord's delivery of the Premises to Tenant and (y) Landlord's completion of the building and opening the building for business for the Tenant to conduct business and Landlord's substantial completion of the other aspects of the Master Project. However, solely in the event that Tenant occupies the Premises and commences the conduct of its business therein prior to the expiration of the Free Rent Period, then during such interim period until the end of the Free Rent Period Tenant shall pay Base Rent, Operating Expenses, and Real Estate Taxes at a rate equal to fifty percent (50%) of the amount thereof payable immediately following the Free Rent Period, provided the other aspects of the Master Project have been substantially completed.

10.Termination Option:
Tenant shall have the right to cancel the Lease for all of the Premises or any full floors (bottom up in the stack and contiguous if more than one (1) fl9or) at the end of the 144th month of the Lease Term (“Termination Date'') with eighteen (18) months prior written notice. A cancellation fee shall be paid to Landlord concurrently at the time of notice ('Termination Payment Date'') equal to the sum of (i) the unamortized tenant improvement allowances and brokerage commissions relating to the terminated Premises at a discounted interest rate equal to six percent (6%) per annum plus (ii) four (4) months of the then modified gross rent relating to the terminated Premises.

11.Option(s) to Extend:
Provided Tenant is not in Material Default beyond any applicable notice and cure period, Tenant, by written notice to Landlord given no later than fifteen (15) months prior to the expiration of the Lease Term, shall have two (2) options to extend the term of the Lease for all of the Premises or a portion, but not less than four (4) contiguous full floors (top - down in the stack) for either five (5) or ten (10) years each.

The Base Rent for the Extension Options shall be the then Fair Market Rent. Landlord shall be required to provide all then market concessions in conjunction with any renewal.

12.Milestones:
As the Building has not yet been constructed, please specify the anticipated dates for achievement of the following milestones and any other critical milestones for commencement and completion of construction:

(a)Landlord acquisition of title to, or execution of ground lease for, the land on which the Building is to be constructed. Complete.

(b)Receipt of permits and other necessary approvals from applicable governing authorities for final Building plans and commencement of Building construction, including zoning approvals. Complete to date. Additional construction permits to be issued throughout the duration of the project.

(c)Delivery to tenant of written notice of Landlord's financing commitment from a lender or equity investor necessary for construction of the Building to be completed.

See Page 3, Letter from The Baupost Group

(d)Achievement of required threshold of pre-lease commitments. Tenant's Lease is sufficient for Landlord to complete the Building.

(e)Completion of excavation at the site. April 20, 2018
(f)Commencement of pouring the foundation. April 23, 2018
(g)Substantial completion of foundation footings. May 29, 2018

(h)Pouring of top floor slab of the Building. Level 25, November 10, 2019

(i)Completion of Building curtain wall enclosure and watertight. December 30, 2019

0) Turnover of space to Tenant to commence construction of its interiors. Levels 18 - 21: January 27, 2020
Levels 22 - 25: March 25, 2020
Removal of hoist and final close up of curtain wall. December 30, 2019

(k)Satisfaction of all Delivery Requirements (as defined in Section 24 below) and delivery of full access to the premises for the commencement of Tenant's work. March 25, 2020

(I)    Issuance of temporary and/or permanent certificate of occupancy. Temporary occupancy for common areas (lobby and amenity level): December 20, 2019. Permanent occupancy for commons areas: April 30, 2020. Temporary and permanent occupancy for Tenant's Premises determined by Tenant fit up schedule.
The above schedule can be expedited if Skanska is retained by Tenant for its tenant improvement work, which would be able to begin concurrently with the core & shell construction.

Provided that the Lease contains provisions addressing Tenant Delay and acts of God (to be defined in the Lease), Landlord agrees to Tenant's requirement that a list of milestones, with corresponding remedies and damages for failure to meet any milestone, will be developed during the negotiations and that no rent shall be payable until the Premises are delivered in accordance with the Lease together with the issuance of a satisfactory use and occupancy certificate (or whatever other licenses or permits are required by local law to legally occupy the Premises). Access dates for Tenant work to be discussed.
13.Base Rent:
Tenant shall pay a Modified Gross Rental Rate equal to $34.30 per RSF ($28.25 per RSF - net) for the first year following the expiration of the Free Rent Period with ninety cents ($0.90) per RSF annual increases throughout the remaining Lease Term.

14.Abatement of Rent:
Subject to Tenant Delay and acts of God, in the event the "Delivery Date" (the date Landlord delivers possession to the Premises to Tenant as required under the Lease) has not occurred within sixty (60) days of the scheduled delivery Date, then following Tenant's Commencement Date Tenant shall receive a day-for-day Abatement of Base Rent, Operating Expenses, and Real Estate Taxes equal to the number of days of delay until the Premises is delivered as required under the Lease. Step up of such day for day penalty as well as additional penalties for late delivery of the Building, Master Project, SNDA and other aspects to be agreed upon in the Lease and will be subject to only Tenant delay and acts of God.

15.Tenant Improvement:
Landlord will provide Tenant an improvement allowance equal to sixty-five dollars ($65.00) per RSF in the Premises. It is understood that the improvement allowance is inclusive of architectural, space planning, construction management fees, and all construction costs necessary to obtain a Certificate of Occupancy, and such allowance is to be used solely for improvements to the Premises. Should the cost of improvements exceed the allowance, Tenant shall pay the amount in excess of the Tenant Improvement Allowance.

Additionally, (i) Landlord shall have the responsibility of completing the construction of Tenant's restrooms on such floors, and (ii) Landlord, at its sole expense, shall install a submeter system to submeter the utility usage in Tenant's Premises.

Notwithstanding the foregoing, up to $5.00 per RSF of any unused Tl Allowance may be applied as a credit of rent next due.

Landlord to provide credit support to fund the master development work, base building work, Tl Allowance, and brokerage commissions. Please refer to the letter from The Baupost Group dated January 5, 2018.

16.Test Fit Allowance:
Landlord agrees to a separate letter agreement to provide Tenant or Tenant's architect, regardless of whether Tenant ultimately leases space from the respondent, with a cash test-fit allowance of $0.15/RSF.
17.Holdover:
Subject to further definition in the Lease, Tenant shall have the right to holdover for a period of up to four (4) months following the expiration of the Lease Term at a monthly Modified Gross Rent equal to the last month's Modified Gross Rent and with a one hundred and fifty percent (150%) increase in the Base Rent component of of the last month's Modified Gross Rent for the balance of the holdover period.

18.Restoration at End of Term:
At the end of the Lease Term, Tenant shall only be required to remove its movable furniture and leave the Premises in broom swept condition, with the understanding that normal wear and tear will have occurred. Notwithstanding the foregoing, should Tenant exercise its Termination Option, Tenant shall be required to remove its specialty alterations to be defined in the Lease.

19.Operating Expenses and Real Estate Taxes:
Following the expiration of the Free Rent Period and thereafter throughout the Lease Term, Tenant shall pay the following in respect of Operating Expenses and Real Estate Taxes:

1.a). Controllable Operating Expenses: Tenant shall pay its proportionate share of all controllable Operating Expenses in excess of a Base amount of $6.05* per RSF subject to the 4% cap on increases described in clause (3) below. To the extent that controllable Operating Expenses are exceeded or a gross up exceeds $6.05 per RSF for the first full year of stabilized occupancy of the Building (the amount of such excess, per RSF, being referred to as the "Excess COE"), then, for the entire Lease Term, Tenant shall receive a credit against its proportionate share of controllable Operating Expenses in an amount equal to the Excess COE multiplied by the Premises' RSF. For example, if controllable Operating Expenses for such first full year of stabilized occupancy equals $7.00 per RSF, then Tenant would receive an annual credit equal to $0.95 per RSF. Landlord has estimated that Controllable Operating Expenses for the Building's first full year of stabilized occupancy will be $6.05 per RSF, which consists of the following:

[* Please provide an itemized list of the controllable operating expenses included in Landlord's calculation of $6.05 per RSF.]
The breakdown of Controllable Operating Expenses is as follows:

Cleaning & Janitorial:	$1.83
R&M:	$0.84
Landscaping:	$0.02
Administrative:	$0.69
Management Fees:	$1.43
Security:	$0.93
Trash Removal:	$0.31
TOTAL:	$6.05

b).Uncontrollable Operating Expenses (i.e., insurance and utility charges relating to the Building's common areas): Tenant shall pay its proportionate share of uncontrollable Operating Expenses. Landlord has estimated that uncontrollable Operating Expenses for the Building's first full year of stabilized occupancy will be $0.54 per RSF (which consists of $0.33 per RSF for common area electricity, $0.05 per RSF for common area condenser water, and $0.16 per RSF for insurance).

c).Real Estate Taxes: Tenant shall pay its proportionate share of Real Estate Taxes assessed against the Building. Landlord has estimated that real estate taxes for the Building's first full year of stabilized occupancy will be $4.83 per RSF. "Real Estate Taxes" shall mean ad valorem real estate taxes and shall not include penalties or interest for late payment, special assessments, impact fees or other taxes assessed against Landlord or the rent payable under the Lease, including with limitation franchise, excise, income or capital gain taxes.

In no event shall Operating Expenses include any capital expenditures except solely (i) capital expenditures required pursuant to any law which is first enacted following the Commencement Date (in which case the same shall be amortized in accordance with the Lease), subject to a cap to be agreed upon; and (ii) capital expenditures to the extent such expenditures reduce Operating Expenses (in which case the same shall be amortized in accordance with the Lease), subject to a cap to be agreed upon.

Landlord shall install, at Landlord's sole cost and expense, an energy management system for controlling and metering/submetering all utilities serving the Premises and Building and shall bill Tenant for Tenant's actual consumption in the Premises without overhead or profit. To be further defined in the Lease.

2.Audit: Landlord agrees that Tenant will have the right to audit base year and computation year expenses or taxes of the Building for a period up to three (3) years following the receipt of any final statement of expenses or taxes for the applicable year. Tenant shall have the right to audit Landlord's books at the building management office. If it is determined that Landlord overbilled Tenant by 3% or more, then Landlord shall reimburse Tenant for all reasonable out-of-pocket costs of its audit and all reasonable out-of-pocket costs incurred in connection with any arbitration (including the costs of any independent arbitrator resolving such dispute in the event Landlord and Tenant are unable to resolve such dispute (an "Independent Arbitrator')). If it is determined that Landlord did not overbill Tenant, then Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred in connection with Tenant's audit and all reasonable out-of-pocket costs incurred in connection with any arbitration (including the costs of any Independent Arbitrator). In all other circumstances, each party shall bear its own costs of any such audit and arbitration and shall share on a 50/50 basis the costs of the Independent Arbitrator. Tenant's auditor may be an employee of Tenant or a regionally, industry-recognized auditor and may be engaged in a compensation manner consistent with recognized auditors of Class A properties in the market area, but in no event shall the auditor be compensated on a contingency basis. In the event the parties cannot agree on the audit results, then an expedited arbitration dispute mechanism shall apply.

Subject to further definition in the Lease, Tenant shall have the right to audit Landlord's books and records with respect to Building operating expense escalations for up to two (2) years after receipt of a final Operating Statement following the end of a Calendar Year from Landlord. If Tenant's audit uncovers an error in an amount of $50,000 or greater, Tenant shall have the right to go back to the prior year(s) to audit Landlord's books and records. If it is determined that Landlord overbilled Tenant by 3% or more, then Landlord shall reimburse Tenant for all reasonable out-of-pocket costs of its audit and all reasonable out-of-pocket costs incurred in connection with any arbitration (including the costs of any independent arbitrator resolving such dispute in the event Landlord and Tenant are unable to resolve such dispute (an "Independent Arbitrator'')). If it is determined that Landlord did not overbill Tenant, then Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred in connection with Tenant's audit and all reasonable out-of-pocket costs incurred in connection with any arbitration (including the costs of any Independent Arbitrator). Tenant can use a regionally recognized auditor or their own employee, as long as they are not reviewing or being compensated on a contingency basis.

3.Landlord agrees to cap the increases in "controllable" operating expenses at four percent (4%) per year (based on the aggregate dollar amount for "controllable" operating expenses), on a cumulative and compounding basis. Controllable expenses are defined as all direct Operating Expenses except real estate taxes, insurance, and Building utilities (excluding tenants' premises). Further details to be defined in the Lease.

a.    Please provide information regarding any PILOT or other RET program in place. Confirm if there are any existing or anticipated municipal incentives programs in Landlord's favor limiting tax liability (if yes, when do they expire?).

Landlord Response:    A TIF for The Fifth & Broadway project is approved through MDHN Metro Nashville totaling $25 MM.

b.    Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses, such statement shall be itemized on a line item by line item basis, showing the applicable expense for the applicable year. Actual statements to be certified by an independent CPA.

c.    Landlord to provide Tenant with copies of all real estate tax bills upon receipt. Landlord will contest real estate taxes upon Tenant's request.
20.Security Deposit:
None, provided AllianceBernstein LP. is the Tenant or Guarantor.

21.First Month's Rent:
The first (1st) month's Rent shall not be payable-until the Free Rent Period has expired.
22.Use:
Tenant shall have the right to use and occupy the Premises for general business offices, including without limitation, the operations of Tenant, and any other lawful purpose. Without limiting the foregoing, the use clause in the Lease will allow for additional ancillary uses required by larger tenants, including, without limitation (to be further clarified in the Lease): (i) cafeteria/dining room, kitchens, (ii) computer and communications systems and studio space, (iii) libraries, (iv) day care facilities, (v) health and recreation facilities, (vi) board rooms/training rooms, (vii) first-aid room, (viii) messenger and mail room facilities, (ix) employee lounges, (x) file rooms, (xi) audio visual and closed circuit television facilities, (xii) trading floors, (xiii) auditorium, and (xiv) security rooms.

23.Building Profile:
Please provide a complete Building Profile and specifications. Information shall include but shall not be limited to:
•    Total Building RSF: 371,570
•    Number of Floors: Eight (8) levels of above ground parking, main entry lobby located at Commerce Street entrance, fourteen (14) conditioned floors from level eleven (11-amenity deck) to level twenty-five (25).
•    Slab to Slab Heights: 14 feet, floor to floor on office levels
•    LEED Certification: Pursuing LEED Silver designation

24.Building Systems and Overall Description:
Office structure includes (2) primary vehicular entrances on Level 01 at Fifth Avenue and Level 02, Commerce St. Main entry lobby and access to adjacent to Food Hall located on Level 02 with 8 levels of above ground parking above housed in a concrete structure. Levels 11-25 are steel structure with glazed curtain wall system. Level 26 is top level with partial occupancy and structure to conceal mechanical loft. Mechanical system is condenser water system with vertical self contained water cooled air handling units on each floor.

25.Building Infrastructure Upgrades:
Landlord will upgrade the acoustical quality of the curtain wall glazing on the south and east sides of the floors of the entire Building at its sole cost and expense. Landlord is evaluating the required upgrade options, including but not exclusive to unbalanced laminated glazing. The scope and specifications to be mutually agreed by Landlord, Tenant, and the Tenant's consultants.
Tenant has chosen option #3 as described in the RDA ALLIANCEBERNSTEIN
GENERATOR AND AIR CONDITIONING OPTIONS REGIONAL OFFICE FACILITIES bulletin dated April 3, 2018 (Exhibit
A) and AB Tenant Improvements Summary provided by OliverMcmillan on April 11, 2018 (Exhibit B) as additional infrastructure upgrades to the building. Accordingly, Landlord, at Landlord's sole cost and expense, will pay for one hundred percent (100%) of such upgrades. Infrastructure upgrades requested by Tenant shall not constitute a Tenant Delay.

26.Building Entrances and Lobbies:
Lobbies and entrances shall be consistent with best-in-class office buildings in Nashville. Access to elevator lobby is via turnstile system, barriers with full time monitoring at concierge desk.

Landlord is considering an art program in the common areas provided the cost relating thereto will not be included in Operating Expenses.

27.Landlord's Delivery Condition:
The Premises shall be delivered in broom clean condition, free of debris. Floors to be level to accept glue down carpet.
Core doors and frames associated with the core & shell construction shall be painted and finished with ADA compliant standard hardware.

Core walls at Back of House/service areas and elevator landing points to be ready for tenant finish. Structural steel columns at perimeter to be fireproofed with sheetrock.
•    Meters, properly sized high and low voltage panels electric panels, and transformers should be in place on each floor of the Premises.
Adequate electrical capacity to properly sized distribution panels on each floor.

Two locations for telephone/telecom/data are within the central core but not on opposite sides.

Complete fire protection infrastructure, including combination standpipe/sprinkler risers, pumps, valve connections and a main temporary and permanent sprinkler loop on each floor of the Premises which is fully operational, code compliant and ready for Tenant branch piping and sprinkler head installation.

Base building HVAC system complete and in good working order on each floor of the Premises, with trunk duct and heating elements or hot water piping to the perimeter heating zone, fresh air intake, controls, smoke and fire dampers in compliance with code at the core of each floor of the Premises, complete with all fire smoke dampers and smoke detectors wired to the fire alarm system.

All Building systems brought into the Premises are fully operational and in accordance with agreed upon capacities and specifications. Subject to confirmation of capacities and specifications.
Provision of connection points on each floor for Tenant synchronized strobes and related fire alarm connections (number to be determined). Landlord shall provide all points and software reprogramming. All base Building fire and safety systems, including alarms, speakers, communications, etc. shall be in full service and available on all floors of the Premises.

The Premises shall be in compliance with all local laws, including the American with Disabilities Act, and the Premises shall be free from hazardous materials.

Landlord shall deliver all full floors and the multi-tenant floors with new, Building-standard bathrooms.

28.Sublease and Assignment and Subletting:
Assignment and Subletting: Tenant shall be permitted to assign the Lease and to sublease all or any portion of the Premises with Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed beyond ten (10) days of Landlord's receipt of Tenant's request or Landlord shall be deemed to have consented.

Successor: Affiliate: Landlord consent shall not be required with respect to (i) any assignment to a successor resulting from customary corporate transactions including, but not limited to, a consolidation, merger or purchase of substantially all of Tenant's assets or equity, or the assets or equity of the business unit occupying the space,
(ii) any assignment or sublease to a person or entity who controls, is controlled by, or under common control with Tenant (an "Affiliate'') (with "control meaning the power and authority to direct the day to day business and affairs), or (iii) any entity which directly or indirectly acquires business unit occupying any portion of the Premises, or any Affiliate of any such acquirer. The Lease will contain Permitted Transfer language, which shall be approved by Landlord's counsel.

Recapture: Unless Tenant proposes to dispose of all of its space for its entire remaining term, Landlord shall not have any rights to recapture the Premises or any portion of the Premises in the event of a sublease. In the event Landlord recaptures, Landlord and Tenant will share Landlord's net profits equally. Landlord will not have any recapture rights in connection with transactions for which Landlord's consent is not required.

Profits: Landlord shall be entitled to share equally in any net sublease profits. In calculating net sublease profits, Tenant shall be permitted to deduct all transaction costs (including, without limitation, free rent, cash contributions or other work required to prepare the space for the incoming subtenant, commissions, legal fees etc.) as well as the unamortized out of pocket costs for Tenant's Leasehold improvements previously performed. Landlord will not have any right to share in profits in connection with transactions for which Landlord's consent is not required.

Permitted Occupants: Tenant shall be permitted, without Landlord's consent, to allow persons or entities with whom Tenant has an ongoing business relationship to use portions of the Premises, subject to commercially reasonable permitted occupant provisions to be agreed in the Lease.

Non-Disturbance Agreements: ,Landlord shall provide Non-Disturbance Agreements to any full floor Subtenants at 'lhenff escalated rents. To be addressed in the Lease.

29.Competitors:
Landlord shall not Lease space to any Tenant competitors (list of competitors to be provided at a later date and Tenant will have the right to update the list not more than once annually). In addition, the building shall not be named for a competitor, nor shall there be any competitor signage on the Building entrance or other portions of the exterior, in the lobby (excluding the directory), elevators, or the plaza or on monuments or similar for so long as the Lease is in effect.

As long as Tenant leases not less than 60% of the initial Premises, Landlord will not provide top of building signage or lobby signage or other exterior signage to any non-competitors. Landlord shall have the right to offer non competitors signage on a multi-tenant monument sign and on the directory in the lobby provided Tenant's signage is on the top of the monument with its logo and the largest font on the monument. The definition, number, and process of defining competitor shall be agreed upon in the Lease.
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30.Compliance:
The Building shall be in compliance with all Laws. Landlord shall warrant and represent to Tenant that the Premises and the Building will be in full compliance with all governmental regulations, ordinances, and laws existing at the commencement date, including, but not limited to, laws pertaining to access {including without limitation, the ADA) and laws pertaining to hazardous substances. The Landlord shall furnish to Tenant prior to the execution of the Lease a letter certifying that the Premises are free of all hazardous materials or toxic mold and that there are no environmental issues with any local, city, state or federal authorities.

31.Building Maintenance:
The Building shall be maintained and operated in a first class manner, and Landlord shall keep the Building Structure and the Building Systems and common areas in first class condition and repair.

32.Base Building HVAC:
Vertical self-contained water cooled DX air handling units (SWUD} located on each floor in a dedicated AHLI room. Unit supply is routed to a cooling tower on the roof. Normal building hours shall be 7:00 AM to 7:00 PM EST on weekdays and 8:00 AM to 1:00 PM EST on Saturday, at no cost to the Tenant

33.Supplemental HVAC:
Tenant estimates that it will require approximately 200 tons of condenser water for its supplemental systems. Landlord's Base Building systems will be required to supply such condenser water as part of its Base Building design and at Landlord's sole cost and expense pay for one hundred percent (100%} of the cost associated with increasing the supply of such condenser water. Tenant shall pay Landlord actual out of pocket costs for utilities only to supply such condenser water.

Tenant shall not be required to pump building system supplementary water services. Tenant shall not be charged any 'lap-in" fees.

Landlord shall provide space for tenant cooling system for its critical systems and pathway for the risers piping. Landlord shall work with Tenant to determine locations and clear pathway for riser piping.

34.Electricity:
Total power provided is eight (8) watts per rentable square foot including 1.5 watts for lighting and 6.5 watts for receptacles (the "Base''). All Tenant electric charges shall be sub-metered, with submeters installed by Landlord at Landlord's cost, at actual cost without profit or overhead charge by Landlord. In the event Tenant requires power in excess of the Base amount, Tenant shall pay to Landlord its actual cost without markup of providing such excess power, without a profit or overhead charge by Landlord; however, Tenant shall be responsible for all costs associated with installing and metering such excess power.

The base building substations and main switchboards shall be redundant and adequate to power all base building systems in addition to the demised tenant premises. Tenant will require additional power for its Trading Floor, equipment rooms and certain other areas.

The Landlord shall provide adequate space near the base building main switchboard-s for Tenant's paralleling gear and ATS's for its emergency power. Additionally the Landlord shall provide adequate space at the base building main switchboards for Tenant to take dedicated power to Tenant's ATS and from ATS to Tenant emergency distribution boards.. Landlord will provide adequate riser space for Tenant's dedicated risers from its emergency power system.

Tenant will require diverse secure locations (not less than 50 feet apart) in the building space for its dedicated UPS battery systems and associated switchgear and exhausts. Landlord shall work with Tenant to identify locations and required clearances.

35.Cleaning Services:
Landlord will provide cleaning services commensurate with other Class A buildings in downtown Nashville, the specifications of which shall be attached as an exhibit to the Lease.

Tenant shall have the right to contract for additional cleaning, at its option, for items outside of the Building cleaning specification, utilizing contractors of its choice. Off-hours janitorial service and extras will be charged at Landlord's actual cost. Additionally, Tenant, at its option, may elect to directly contract for cleaning and janitorial service to the Premises and shall receive a credit against fixed rent from Landlord for the cost thereof and Operating Expenses shall not include any costs relating to cleaning and janitorial services (other than for common areas), so long as Tenant's hired contractors meet all insurance requirements of the Building. If Tenant elects to directly contract for cleaning and janitorial service to the Premises, those costs will be deducted from Tenant's share of the Building Operating Expenses.

36.Other Services:
Tenant shall have the right to directly contract for food, catering and other specialty services to the Premises . Subject to further definition in the Lease.

37.Vertical Transport:
See the Vertical Transportation Overview previously provided by Landlord to Tenant.

38.Freight Elevators and Loading Dock:
There shall be no fee associated with freight elevator or loading dock using during the performance of Tenant's initial construction or move in to the Premises. After occupancy, there shall be no charge for the freight elevator and loading dock at any time.

In addition, during Tenant's initial construction while the core & shell is still under construction, Tenant shall have the right to use the hoists, subordinate to Landlord's contractors' use of the hoist and so long as Tenant's use of the hoist does not interfere with Landlord's core & shell construction. Once in service, Tenant shall also have the right to use the freight elevators and one (1) passenger elevator during the construction of the initial Tenant Improvements in the Premises. Tenant shall be responsible for any restoration required in the passenger elevator used by Tenant for construction purposes.

39.Domestic Hot Water:
Shall be supplied at 105-120 degrees Fahrenheit.

40.Additional Utilities and Services:
After-hours and any other utilities and services required by Tenant will be supplied to Tenant at Landlord's actual out of pocket cost. Landlord's out of pocket cost shall also include reasonable depreciation costs only for the floor by floor DX Units if applicable.

41.Access:
Tenant shall have access to the Premises and Building 24 hours a day, 7 days a week. Tenant shall have the right to use the fire stairs connecting the floors of the Premises as convenience stairs. Tenant shall have the right, at Tenant's sole cost and expense, to install an internal security system as part of this right, and may tie such system into the Building's security and Class E systems. In addition, Tenant shall be allowed, at Tenant's sole cost and expense, to upgrade fire stairs located on the floors of the Premises to its cosmetic standards.
42.Service Outage:
Subject to further definition in the Lease, in the event a Use Interruption (defined below), shall continue for five (5) consecutive business days, then the Rent shall abate from the commencement of such Use Interruption until the cure thereof. "Use Interruption" shall mean Tenant's use or access to all or any portion of the Premises shall be impaired or restricted as a result of any circumstance that is not due to Tenant's acts (such as, by way of example, Landlord's default of its maintenance or repair obligations, Tenant not receiving a building service or utility, or the performance of any work by Landlord or any other tenant); provided that, in order to constitute a Use Interruption, Tenant shall have, in fact, ceased to use the Premises or any portion of the Premises. Any such abatement would only apply to the affected portions of the Premises in the event that the entire Premises shall not be affected; provided that the parties acknowledge that the entire Premises would be deemed unusable in certain events affecting Tenant's critical systems.

43.Building Security:
(a)One primary security desk to monitor access to the upper floors and parking garage. The desk will be staffed by building management. Landlord is willing to discuss Tenant's security preferences as negotiations advance. Tenant at its option may have up to two (2) of its own lobby desk attendants.

(b)All visitors shall be required to check in at the security desk. Tenants shall have access to the office floors via card key access. Security personnel in the lobby shall have attire and skill sets commensurate with Class A office buildings in downtown Nashville.

(c)The Building must maintain a restricted-access program for all tenants and their employees and visitors. The program shall consist of a combination of controlled electronic access (i.e., turnstiles), electronic surveillance and uniformed security guards to monitor and record Building activity on a 24-hour basis.

(d)Tenant employees shall be issued electronic proximity card that will enable them access into the lobby areas, elevators and the office floors. Landlord's card system must be compatible with Tenant's Security System. At Tenant's option, Landlord's system shall accept Tenant's issued company ID card. To be confirmed upon details regarding Tenant's security system.

(e)Tenant may have its own security personnel within the Premises.

(f)Landlord at its sole cost and expense shall install security turnstiles in the lobby of the Building. If desired by Tenant or reasonably deemed necessary by Landlord, Tenant shall provide its own security personnel to check in Tenant's invitees.

44.Identity And Signage:
Building Exterior Signage: So long as Tenant leases not less than 60% of the initial Premises, Tenant shall have the exclusive right to top of Building signage in two (2) mutually agreeable locations and other exterior building signage, including but not limited to monument signage (to be further discussed). Tenant shall be responsible for all costs associated with the design, structural requirements, fabrication, installation, and maintenance of its Building signage.
All exterior signage shall be subject to Landlord approval and to all codes and ordinances as governed by Nashville's Downtown Code (OTC}.
Lobby/Entrance Signage: Tenant shall have the right, at Tenant's sole cost and expense, to install its name and logo in one location near the entrance to the elevator lobby serving the upper floors. The specific location, size, and specifications of the sign shall be reasonably approved by Landlord in advance . Tenant shall be responsible for all costs associated with the design, structural requirements, fabrication, installation, and maintenance of its signage in the Building lobby.
On-floor Signage: Landlord shall install at its cost Building-standard suite entry signage for Tenant on partial floors. Landlord shall permit Tenant to install additional on-floor signage at Tenant's expense, provided Tenant's on-floor signage, other than Building-standard suite entry signage, is limited to full floors and is paid for by Tenant.

Monument Signage: Provided Tenant leases not less than 60% of the initial Premises, at Tenant's sole cost and expense, Tenant shall have the right to install its own monument sign in a mutually agreeable location near the entrance of the Building, subject to Landlord's reasonable approval of the design and specifications and subject to any codes or ordinances regulating the approval of such monument signage. Landlord may elect, but shall not be obligated, to require removal and restoration by Tenant of its Monument Signage upon the expiration of the Lease.

Directory: Tenant shall be entitled to its proportionate share of directory space.

Name: The building shall be named and identified as the "AllianceBernstein Building" (or any other trade name used by Tenant) so long as Tenant leases not less than 60% of the initial Premises. However, Landlord shall not be restricted from referencing the Building as 501 Commerce.

See additional signage language in Section 29 "Competitors"

45.Alterations:
Tenant shall be permitted, without the need for Landlord's consent, to perform certain Alterations that meet an objective test (i.e.: non-structural, do not adversely affect the proper functioning of Building Systems, do not adversely affect the structural integrity of the Building, and have no material aesthetic effect on the Building exterior). Landlord's consent shall not be unreasonably withheld, conditioned or delayed for any Alterations. Work of decorative nature (e.g., carpeting, painting, light furniture installation, low voltage cabling) shall not be included in the definition of "Alteration".

46.Amenities:

Amenities on-site (which Landlord shall be required to provide at no cost to Tenant throughout the lease term and any extensions) include a high-end fitness center with lockers & showers, a tenant lounge, an outdoor amenity deck with seating and TVs, a conference center to accommodate over 100 people, and direct access to The Nashville Public market containing 40,000 square feet of dining options. In addition, office tenants have walkable access to the over 180,000 square feet of retail and dining options located within the overall Fifth + Broadway project. Currently downtown there are 247 dining destinations, 5,500 existing hotel rooms, and 2,700 under construction hotel rooms. Major amenities and destinations in close proximity to the Building are identified on the enclosed exhibit (Refer to amenities map).

47.Parking:
Tenant shall be allowed to use parking spaces to be located in the Landlord's garage at a ratio equal to 2.7 spaces per 1,000 RSF leased, up to ten percent (10%) of which may be converted to reserved spaces. The current monthly charge for each unreserved and reserved space is $150.00 and $200.00 respectively, however, Tenant shall pay fifty percent (50%) of the rate for the first year from the date Tenant commences operation of its business in the Premises. In addition, within three hundred sixty five (365) days of the Commencement Date, Tenant shall have the right to increase its parking ratio to equal 3.0/1,000 RSF leased in the initial Premises. All parking charges shall be charged to and the responsibility of Tenant, and Tenant shall be required to pay for all parking spaces included in Tenant's parking ratio throughout the Lease Term. If Tenant makes the election to increase to 3.0/1,000 RSF leased, the additional parking spaces shall all be unreserved and at the same parking charges as stated above. Notwithstanding the foregoing, Tenant shall have the option at the end of the thirty-sixth (361h) month of the Lease Term to relinquish up to twenty-five percent (25%) of its parking spaces and at the end of the sixtieth (60) month of the Lease Term to be relinquished up to fifty percent (50%) of it parking spaces, provided Tenant's parking ratio shall be adjusted accordingly for the remainder of the Lease Term.

Visitor Parking: Parking spaces above ground total approximately 915 spaces, approximately ten percent (10%) of which shall be dedicated to visitors during business hours. Landlord shall have the right to allow transient parking in the Building's parking garage.

48.Storage and Mechanical Space:
The Building offers storage space totaling approximately 2,865 RSF, ranging from approximately 438 - 1,290 RSF on the garage floors. If Tenant requests storage space during the Lease Term, Landlord will notify Tenant of any available storage space and the then current cost for such space.

49.Kitchen and Exhaust:
Tenant shall have the right to install a kitchen in the Premises with prior Landlord reasonable approval of the design and specifications. Any exhaust requirements for the kitchen and other areas shall also be subject to Landlord's reasonable approval of the design and specifications.
50.Roof Rights:
Tenant shall be entitled to its pro rata share of the roofs at no charge. Tenant shall have the right to install and maintain on the Building roof equipment, GPS receivers, antennae and satellite dishes and other equipment as necessary for Tenant's business, including, but not limited to, mechanical, communication and data transmission network. The location of such equipment shall be at a location designated by Landlord that will allow Tenant to transmit and receive reception without interference. Tenant shall be entitled to access the roof through Building shafts for Tenant's installations for its occupancy needs. Such installations may include, but not be limited to: mechanical or electrical equipment, conduits, cables, transmitters, receivers, computer and voice processing equipment, cooling towers, chillers, electrical substations, generators, microwave dishes, reflectors and any other devices which may be desirable to Tenant's business. Landlord to verify any zoning restrictions (i.e. height of equipment) applicable to the roof of the Building.

Landlord is willing to accommodate Tenant's rooftop equipment needs but requests more specifics from Tenant as to the size and quantity of each item.
51.Bicycle Storage:
There will be a secured, enclosed bicycle storage room located in the parking garage available to Tenant at no charge.

52.Building Points of Entry (POE):
Landlord will provide two (2) building points of entry (POE) to support different telecommunications vendor at each point of entry.

53.Dedicated Risers:
Tenant will be permitted to install at least six (6) 4" dedicated conduits in each of two (2) dedicated diverse secure locations (not less than 100 feet apart) in the Building. The pathway for the conduit shall extend from each of two
(2) separate and diverse Building communications POE's (not less than 20 feet apart) to each floor of the Premises and the roof. The distance between the two (2) POE's to be confirmed.

54.Generators:
Landlord will work with Tenant to identify locations for dedicated generators as outlined in #25 above and in Exhibits A & B.

55.Telecommunications Providers:
Landlord shall provide at least two (2) diverse POE's for certain providers. There shall be no restrictions or cost governing Tenant's ability to arrange for additional providers and/or access .

Per Landlord, anticipated telecom providers include AT&T, Comcast, and Google Fiber. Landlord is currently working to confirm timing for Google Fiber's availability at this location.

56.Municipal Incentives:
This proposal and any potential Lease or other obligations are contingent upon Tenant obtaining approval of incentives from the State and local municipalities, which are currently being actively negotiated. Landlord shall cooperate with Tenant to allow receipt of such benefits.

57.Nan-Disturbance Agreement:
Landlord shall provide Tenant with a Non-Disturbance Agreement(s) reasonably acceptable to Tenant (each an "SNDA'') from any ground lessor (each, a "Superior Lessor") or mortgage holders or lien holders (each, a "Superior Mortgagee") then in existence. Commencement Date shall be conditioned on delivery of SNDA from all Superior Mortgagees or Lessors in form reasonably satisfactory to Tenant.

Landlord shall provide Tenant with an SNDA from any Superior Lessor or Superior Mortgagee of Landlord who later comes into existence at any time prior to the expiration of the Term of the Lease as a condition precedent to any obligation of Tenant to subordinate its interests to any such person.

Such SNDA's shall acknowledge that, to the extent the Tenant Improvement Allowance, offsets, unpaid arbitration or court award, remaining credit of Base Rent and/or Operating Expenses, or unpaid commission due and owing to Tenant's real estate broker are not fully paid by Landlord when due, Tenant may deduct the amount of such unpaid portion from the rent next becoming due and payable.

58.Arbitration:
All disputes regarding consents and approvals between the parties will be resolved by expedited arbitration.

59.Mast Favored Nations:
The Lease will provide for a most favored nations clause relating to all sundries, overtime charges, etc.

60.Confidentiality:
The parties recognize the need for confidentiality with respect to the terms herein and the fact that discussions are taking place between the parties about the potential leasing of space at 501 Commerce Street. The parties and their advisors shall not disclose to third parties (other than to Landlord's or Tenant's counsel who shall be instructed to keep the terms hereof confidential):

The existence of this proposal, The terms thereof;
The fact that discussions are taking place regarding the potential leasing of space at 501 Commerce Street.

61.Approval:
This Proposal has the full approval of Landlord, and there is currently no lender.

62.Options and Rights:
All options and rights are not personal to Tenant.